EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-60298 and 333-121902 of Primal Solutions, Inc. on Form S-8 of our report dated February 25, 2005, appearing in the Annual Report on Form 10-KSB of Primal Solutions, Inc. for the year ended December 31, 2004.

/s/ HASKELL & WHITE LLP

Irvine, California
March 31, 2005